EXHIBIT 15.2

To the Partners of Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.'s Form 10-Q for the quarter ended June 30, 2011 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated July 28, 2011 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation's Form 10-Q for the quarter ended June 30, 2011.

/s/ Ernst & Young LLP

Detroit, Michigan
August 9, 2011